EXHIBIT 1

FOR IMMEDIATE RELEASE

Craig M. Hammett - Vice President, Chief Financial Officer    402-341-4500
Jeffrey S. Laudin - Manager, Investor Relations               402-341-4500


  CalEnergy's Senior Debt Rated Investment Grade by Duff & Phelps


     OMAHA, NE, October 9, 1997: CalEnergy Company, Inc.
("CalEnergy" or the "Company") (NYSE, PCX, and LSE Symbol:
CE) announced today that Duff & Phelps Credit Rating Co.
("Duff & Phelps") has assigned a BBB- investment grade credit rating to CalEnergy's senior unsecured debt.

     David L. Sokol, Chairman and Chief Executive Officer, stated: "We are very pleased to receive this investment grade rating and the recognition of the credit quality of the Company's assets and cash flows."

     CalEnergy, which manages and owns interests in over 5,000 net MW of power generation facilities in operation, construction and development worldwide, currently operates
20 generating facilities and also supplies and distributes electricity to 1.5 million customers.

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